                                                                   EXHIBIT 23(J)

                          CONSENT OF FINANCIAL ADVISOR

  We hereby consent to the use in this registration statement on Form S-4 of our letter to the Board of Directors of BB&T Financial Corporation included as Annex III-C to the Proxy Statement/Prospectus that is a part of this Registration Statement, and to the references to such letter and to our firm in such Proxy Statement/Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Merrill Lynch, Pierce, Fenner &
                                           Smith Incorporated

New York, New York
November 14, 1994